                  REVOLVING CREDIT LOAN AND SECURITY AGREEMENT


                                 By and Between


                         RESOURCE ASSET INVESTMENT TRUST
                             RAIT PARTNERSHIP, L.P.
                                       and


                                 SOVEREIGN BANK




                              Dated: April 21, 1999







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                           LOAN AND SECURITY AGREEMENT

         THIS REVOLVING CREDIT LOAN AND SECURITY AGREEMENT (the "Agreement") is made effective the 21st day of April, 1999, by and between RESOURCE ASSET INVESTMENT TRUST ("RAIT") and RAIT PARTNERSHIP, L.P. ("RAIT, LP") (individually and collectively, "Borrower") and SOVEREIGN BANK ("Bank").

                                   BACKGROUND

         A. Borrower has requested that Bank extend a line of credit to Borrower, which Bank is willing to do on the terms set forth herein.

         B. Capitalized terms not otherwise defined herein will have the following meanings:

         "Accounting Terms". As used in this Agreement, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined elsewhere in this Agreement shall have the respective meanings given to them under GAAP as it applies to REIT accounting.

         "Affiliate", as to any Person, means each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question. For the purposes of this Agreement, it is agreed that Resource America, Inc. shall be not deemed to be an Affiliate of Borrower.

         "Appraisal" means as an appraisal performed by an appraiser approved by Bank and in form and substance satisfactory to Bank. Bank reserves the right to make reasonable adjustments in the assumptions and other variables used in such appraisals in order to conform to the policies of Bank, which adjustments may result in a change in the appraised value.

         "Appraised Value" the fair market value of each property constituting or proposed to constitute Real Estate as shown by an Appraisal of such property.

         "Bank Indebtedness" shall mean all obligations and Indebtedness of Borrower to Bank, whether now or hereafter owing or existing, including, without limitation, all obligations under the Loan Documents, all obligations to reimburse Bank for payments made by Bank pursuant to any letter of credit issued for the account or benefit of Borrower by Bank, all other obligations or undertakings now or hereafter made by or for the benefit of Borrower to or for the benefit of Bank under any other agreement, promissory note or undertaking now existing or hereafter entered into by Borrower with Bank, including, without limitation, all obligations of Borrower to Bank under any guaranty or surety agreement and all obligations of Borrower to immediately pay to Bank the amount of any overdraft on any deposit account




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maintained with Bank, together with all interest and other sums payable in connection with any of the foregoing.

         "Borrowing Base" has the meaning given to such term in Section 1.4 herein.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Pennsylvania are authorized by law to close.

         "Collateral" has the meaning given to such term in Section 4.1 herein.

         "Collateral Document Default" has the meaning given to such term in
Section 4.4 herein.

         "Collateral Documents" means as to each property constituting or proposed to constitute Real Estate all of the notes, mortgages, agreements, participation agreements and certificates, and other documents and instruments evidencing, securing and/or otherwise relating to the loans and/or participations secured by or otherwise relating to Real Estate, including without limitation those documents and instruments set forth on Exhibit "A" attached hereto and made a part hereof, as the same may be amended from time to time in accordance with the terms hereof.

         "Corporation" means a corporation, partnership, trust, unincorporated organization, association or joint stock company.

         "Default Rate" has the meaning given to such term in Section 2.2 herein.

         "Debt Service Coverage Ratio" means the ratio of (i) Borrower's consolidated Net Operating Income, calculated on an annualized basis to (ii) the annual interest payments due on the Line, calculated as if the full amount of the line was disbursed and outstanding on such date, at the interest rate in effect on such date.

         "Deferred Compensation Plan" means any plan described in Section 3(3) of ERISA or any other plan or arrangement under which Borrower or any ERISA Affiliate may become obligated to pay deferred, bonus, incentive, or other compensation or health, life, medical, dental, or other welfare benefits, excluding only any fully insured major medical, hospital, or dental program for which Borrower or such ERISA Affiliate has no obligation other than the payment of premiums.

         "Deposit Accounts" has the meaning given to such term in Section 5.22 herein.

         "Depository Agreements" has the meaning given to such term in Section 10.1(i) herein.

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         "Environmental Affiliate" means Borrower and any other Person for whom
Borrower at any time has any liability (contingent or otherwise) with respect to any claims arising out of the failure of Borrower or such Person to comply with all applicable Environmental Requirements.

         "Environmental Cleanup Site" means any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Requirements.

         "Environmental Requirements" means any and all applicable federal, state or local laws, statutes, ordinances, regulations or standards, administrative or court orders or decrees, common law doctrines or private agreements, relating to (i) pollution or protection of the environment and natural resources, (ii) exposure of employees or other persons to Special Materials, (iii) protection of the public health and welfare from the effects of Special Materials and their products, by-products, wastes, emissions, discharges or releases, and (iv) regulation, licensing, approval or authorization of the manufacture, generation, use, formulation, packaging, labeling, transporting, distributing, handling, storing or disposing of any Special Materials.

         "Equity" means Borrower's consolidated equity, as shown on its financial statements submitted to Bank in accordance with Section 8 herein.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules or regulations issued in connection therewith.

         "ERISA Affiliate" means each trade or business (whether or not incorporated) that, together with Borrower, would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b) or 414(c) of the Internal Revenue Code.

         "Event of Default" means each of the events specified in Section 12.1.

         "Expiration Date", has the meaning given to such term in Section 1.1 herein.

         "GAAP" means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

         "Indebtedness", as applied to a Person, means:

                  (a) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the

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liability side of a balance sheet of such Person as at the date as of which
Indebtedness is to be determined;

                  (b) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

                  (c) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

          Notwithstanding the foregoing, the term "Indebtedness" shall not include any amounts which are non-recourse to Borrower (other than usual and customary carveouts).

         "Line" has the meaning given to such term in Section 1.1 herein.

         "Line Note" has the meaning given to such term in Section 1.1 herein.

         "Line Request" has the meaning given to such term in Section 1.3 herein.

         "Loan Documents", means this Agreement, the Line Note, the Assignments referred to in Section 10.1(d) hereof, and all other documents, executed or delivered by Borrower pursuant to this Agreement, as they may be amended from time to time.

         "Multiemployer Plan" means a plan described in Section 3(37) or 4001(a)(3) of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended from time to time, which cover employees of Borrower or any ERISA Affiliate.

         "Net Operating Income" means Borrower's consolidated gross revenues less expenses (excluding depreciation, interest and amoritization).

         "Obligor" means each maker, mortgagor, guarantor, or other obligor under or with respect to any Collateral Document.

         "Participation Seller" means each seller to Borrower of a participation interest in and to any Collateral Documents.

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         "Payments" has the meaning given to such term in Section 4.1 herein.

         "Person" means an individual, a Corporation or a government or any agency or subdivision thereof, or any other entity.

         "Potential Default" means the occurrence of any event which with the giving of notice or passage of time or both, without would constitute an Event of Default.

         "Prime Rate" means the Wall Street Journal Prime Rate as established from time to time.

         "Real Estate" means those parcels of real property which relate to the loans and/or participations evidenced by the Collateral Documents, together with the improvements thereon, including without limitation the real property listed on Exhibit "B" attached hereto, as the same may be amended from time to time in accordance with the provisions hereof.

         "Special Materials" means any and all materials which, under Environmental Requirements, require special handling in use, generation, collection, storage, treatment or disposal, or payment of costs associated with responding to the lawful directives of any court or agency of competent jurisdiction. Special Materials shall include, without limitation: (i) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Requirements (including but not limited to any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended or any similar state or local law), (h) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (iii) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polycholorinated biphenyls, radon, urea formaldehyde and lead-containing materials.

         "Subsidiary" means a Corporation (a) which is organized under the laws of the United States or any state thereof, or any other county or jurisdiction,
(b) which conducts substantially all of its business and has substantially all of its assets within the United States, and (c) of which more than fifty percent (50%) of its outstanding voting stock of every class (or other voting equity interest) is owned by Borrower or one or more of its Subsidiaries.

         "Substitute Collateral" means notes, mortgages and other documents and instruments, evidencing and or securing a commercial mortgage loan (or a participation interest therein) of which RAIT, LP is the owner (all as more fully described in Section 4.1 herein), where Bank shall have received an Appraisal of the real property subject to such loan and such other reports (including environmental reports), surveys, and information relating thereto as Bank may request. Upon the delivery of Substitute Collateral to Bank and the acceptance thereof by Bank, all such documents and instruments shall constitute Collateral Documents (and Exhibit "A" shall be amended accordingly) and the real property to which they relate shall constitute Real Estate (and Exhibit "B" shall be amended accordingly).

         NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Borrower by Bank, the parties hereto, intending to be legally bound hereby, agree as follows:

1. THE LINE; USE OF PROCEEDS.

         1.1 Line of Credit. Bank will establish for Borrower for and during the period from the date hereof and until April 21, 2001 (the "Expiration Date"), subject to the terms and conditions hereof (including without limitation the Borrowing Base set forth in Section 1.4 herein), a revolving line of credit (the "Line") pursuant to which Bank will from time to time make loans to Borrower in an aggregate outstanding principal amount not to exceed at any time Twenty Million Dollars ($20,000,000). Within the limits of the Line, Borrower may borrow, repay and reborrow under the Line. The Line shall be subject to all terms and conditions set forth in all of the Loan Documents which terms and conditions are incorporated herein. Borrower's obligation to repay advances under the Line shall be evidenced by Borrower's promissory note (the "Line Note") in the face amount of Twenty Million Dollars ($20,000,000), dated the date of this Agreement, payable to the order of Bank, and otherwise in form and substance satisfactory to Bank.

         1.2 Use of Proceeds. Borrower agrees to use advances under the Line (i) to acquire commercial real estate or an interest therein, (ii) to fund loans secured by commercial real estate, (iii) to purchase loans secured by commercial real estate, or an interest therein, and (iv) to reduce indebtedness secured by senior liens on property which Borrower owns or holds a loan or an interest in a loan, and for no other purpose (including without limitation, the payment of distributions or dividends to partners or shareholders of RAIT or RAIT, LP, as the case may be, or for working capital).

         1.3 Advances of the Line. Borrower shall give Bank not less than 3 Business Days prior written notice of a proposed advance of the Line (each a "Line Request"). Each Line Request shall (i) state the use of the proceeds of the Line being requested (including the real estate project to which such use relates), (ii) contain a description of the economics of such real estate project, and (iii) contain such other information as Bank may request in the exercise of its reasonable discretion. Provided that all of the conditions precedent to Bank making such advance have occurred, and provided further that the making of such advance will not cause Borrower to be in default of the covenants and conditions set forth in this Agreement (including without limitation Sections 7.1 and 7.2 herein), Bank shall make the proceeds of

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such advance available to Borrower by crediting the amount thereof to RAIT, LP's deposit account with Bank.

         1.4 Borrowing Base. Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 4.4(b) herein, the aggregate outstanding principal balance of the Line shall not exceed at any time forty percent (40%) of the Appraised Value of the Real Estate ("Borrowing Base"). Borrower shall from time to time repay an aggregate amount of principal of the Line Note equal to the amount, if any by which the aggregate then unpaid principal balance of the Line Note exceeds the limits stated in the previous sentence.

2. INTEREST RATE.

         2.1 Interest on the Line. Interest on the unpaid outstanding principal balance of the Line will accrue from the date of advance until final payment thereof at a per annum rate equal to the Prime Rate in effect from time to time (such interest rate to change immediately upon any change in the Prime Rate).

         2.2 Default Interest. From the maturity of the obligations evidenced by the Line Note, as well as upon the occurrence of an Event of Default, the outstanding principal balance and all other sums due hereunder and under the Line Note shall bear interest at a rate which is four percent (4%) in excess of the non-default rate otherwise set forth herein ("Default Rate"). Notwithstanding the provisions of 42 Pa. C.S. ss. 8101 to the contrary, the Default Rate shall apply to all sums evidenced by the Line Note as set forth above, including after entry of a judgment or judgments against Borrower, and said judgment or judgments shall bear interest at the Default Rate until satisfied in full.

         2.3 Calculation. Interest will be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

         2.4 Limitation of Interest to Maximum Lawful Rate. In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower. Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Bank may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Bank. Any such crediting or refunding will not cure or waive any default by Borrower. Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

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3. PAYMENTS AND FEES.

         3.1 Interest Payments on the Line. Borrower will pay interest on the outstanding principal balance of the Line monthly, on the first day of each calendar month commencing on May 1, 1999.

         3.2 Principal Payments on the Line. Borrower will pay the outstanding principal balance of the Line, together with any accrued and unpaid interest thereon, and any other sums due pursuant to the terms hereof, on the Expiration Date.

         3.3 Commitment Fee. Borrower shall pay to Bank a commitment fee of Two Hundred Thousand Dollars ($200,000) to be paid upon the execution of this Agreement.

         3.4 Late Charge. In the event that Borrower fails to pay any principal, interest or other fees or expenses payable hereunder for a period of at least ten (10) days after the same shall become due, in addition to paying such sums, Borrower will pay to Bank a late charge equal to four percent (4%), of such past due payment as compensation for the expenses incident to such past due payment.

         3.5 Payment Method. Borrower irrevocably authorizes Bank to debit all payments required to be made by Borrower hereunder or otherwise under the Line, on the date due, from any deposit account maintained by Borrower with Bank (other than escrow funds owned legally by Borrower but held in escrow for the beneficial interest of another Person). Otherwise, Borrower will be obligated to make such payments directly to Bank. All payments are to be made in immediately available funds. If Bank accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Bank.

         3.6 Application of Payments. Prior to the occurrence of an Event of Default, any and all payments on account of the Line will be applied for, to any amounts due to Bank pursuant to the Loan Documents, other than principal and interest on the Line; second, to accrued interest due under the Line; and third, to outstanding principal under the Line. Following the occurrence of an Event of Default, any and all payments on account of the Line will be applied to accrued and unpaid interest, outstanding principal and other sums due hereunder or under the Loan Documents, in such order as Bank, in its discretion, elects. If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

         3.7 Loan Account. Bank will open and maintain on its books a loan account with respect to advances made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Bank under this Agreement. Except in the case of manifest error in computation, such account will be conclusive and binding on the Borrower as to the amount at any time due to Bank from Borrower under this Agreement or the Note.

         3.8 Indemnity; Loss of Margin. Borrower will indemnify Bank against any loss or expense which Bank sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents. If Bank sustains or incurs any such loss or expense it will from time to time notify Borrower in writing of the amount determined in good faith by the Bank to be necessary to indemnify Bank for the loss or expense. Such amount will be due and payable by Borrower to Bank within ten (10) days after presentation by Bank of a statement setting forth a brief explanation of and Bank's calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable to the Bank under this Section will bear interest at the default rate payable under the Line from the due date until paid, both before and after judgment.

         In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law):

                  (a) subjects Bank to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by Borrower or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income and/or revenues of Bank imposed by the United States of America, the Commonwealth of Pennsylvania, or any political subdivision of either of them); or

                  (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by, the Bank; or

                  (c) imposes upon Bank any other condition with respect to advances or extensions of credit or the commitment to make advances or extensions of credit under this Agreement,

and the result of any of the foregoing is to increase the costs of Bank, reduce the income receivable by or return on equity of Bank or impose any expense upon Bank with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, Bank shall so notify Borrower in writing. Borrower agrees to pay Bank the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense within ten (10) days after presentation by Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and Bank's calculation of the amount (in determining such amount the Bank may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error. If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest will be payable on the unpaid amount at the default rate payable under the Line from the due date until paid, both before and after judgment.

         3.9 Extension of Expiration Date. On or before May 21 of each year commencing on May 21, 2000, Bank will notify Borrower that (i) it has elected to extend the Expiration Date then in effect by twelve (12) months, or (ii) it will not extend the Expiration Date then in effect. A failure by Bank to send any such notice shall be deemed to be an election by Bank not to extend the Expiration Date then in effect. In the event Bank determines in the exercise of its sole discretion that it will extend the Expiration Date then in effect, Borrower shall, at least five (5) days prior to the then current Expiration Date pay to Bank an extension fee of One Hundred Thousand Dollars ($100,000). If Borrower shall fail to pay such extension fee to Bank as and when required, Bank's election to extend the Expiration Date shall be deemed to be canceled and shall be null and void and of no further force or effect and the Expiration Date then in effect shall continue as if Bank had not provided any notice of election to extend.

4. COLLATERAL.

         4.1 Assignment and Security Interest. As security for the performance of this Agreement and the payment of the Line Note and all other liabilities of Borrower to Bank (whether absolute or contingent, matured or unmatured, direct or indirect, sole, joint, several or joint and several, similar or dissimilar, related or unrelated, due or to become due or heretofore or hereafter contracted or acquired), Borrower hereby assigns, transfers and sets over to Bank and grants to Bank a security interest in all of Borrower's right, title and interest and to the following (the "Collateral"):

                  (a) all of Borrower's powers, privileges and other benefits under the Collateral Documents;

                  (b) the immediate right to receive and collect all sums payable to or receivable by Borrower under or pursuant to the provisions of the Collateral Documents, whether as principal, interest, casualty or insurance payments, or otherwise ("Payments");

                  (c) the right to make all waivers and agreements, to give all notices, consents and releases, and to take all action upon the happening of a Collateral Document Default;

                  (d) the right to do any and all other things whatsoever which Borrower is or may become entitled to do under the Collateral Documents, including without limitation all rights to be substituted as a creditor in any bankruptcy proceeding affecting any Obligor, Collateral Documents, or Real Estate, with full voting rights, the right to receive dividends, and the right to participate in the administration of any plan, whether in liquidation or reorganization, and the right to take any and all actions that Borrower may be entitled to take as a participant under any Collateral Document. In further of the foregoing assignment, Borrower hereby irrevocably authorizes and empowers Bank, in its own name or in the name of its nominee, or in the name of Borrower or as its attorney, to ask, demand, sue for, collect and receive any and all Payments to which Borrower is or may become entitled under any Collateral Documents and to enforce compliance by any Obligor, or any maker, mortgagor, or other party thereto, with all of the terms and provisions thereof; and

                  (e) All Deposit Accounts maintained by Borrower together with all cash deposited in the same.

         4.2 Representations Regarding Collateral. Borrower represents and warrants that:

                  (a) Borrower has full right and title (either as owner of the Collateral Documents or a participation interest in and to the Collateral Documents) to the Collateral Documents, free from any lien, security interest, encumbrance or other right, title and interest of any other person or entity.

                  (b) Borrower has not made any assignment of any interest in the Collateral Documents other than to Bank pursuant to this Agreement.

                  (c) No Obligor or Participation Seller has any set-off, defense or counterclaim to any of its obligations under any Collateral Document (as the same may have been modified by any forbearance agreement relating thereto).

                  (d) Subject to the provisions of any forbearance agreement relating thereto, all Collateral Documents are in full force and effect with respect to the payment obligations arising under them.

                  (e) Except as may be specifically provided in the Collateral Documents, no Payments have been collected, anticipated, waived, released, discounted or otherwise discharged or compromised except in accordance with their regularly scheduled payment dates.

                  (f) There is only one original note evidencing each loan to which the Collateral Documents relate, only one original deed-in-lieu of foreclosure relating to any loans to which the Collateral Documents relate, and only one Participation Certificate evidencing participation interests comprising a portion of the Collateral, all of which have been delivered to Bank.

         4.3 Covenants Regarding Collateral. So long as the Line Note remains unpaid or Bank has any commitment under the Line, without the prior written consent of Bank, which consent shall not be unreasonably withheld or delayed:

                  (a) Borrower shall not obtain any other loans or other financing secured by an encumbrance, lien, mortgage, security interest or other interest in any of the Collateral, or assign, sell, transfer (voluntarily or by operation of law), or otherwise dispose of any interest in any of the Collateral or the Real Estate.

                  (b) Borrower shall receive or collect monthly (or otherwise if so provided by the terms of the Collateral Documents) payment of principal and interest pursuant to and in accordance with the terms and conditions of the Collateral Documents.

                  (c) Prior to the occurrence of an Event or Default, Borrower shall not alter, amend, extend, cancel or otherwise change any terms or conditions of the Collateral Documents if as a result thereof there would occur an Event of Default or Potential Default. Following the occurrence of an Event of Default, Borrower shall not alter, amend, cancel or otherwise change any provision of the Collateral Documents.

                  (d) In the event Borrower goes into possession of any of the Real Estate, should Bank thereafter decide to go into possession pursuant to this Agreement, Borrower shall immediately vacate the affected Real Estate and perform whatever acts or execute whatever documents required by Bank, in its sole discretion, to expedite Bank's possession of the affected Real Estate.

                  (e) Borrower shall keep accurate and complete records of Payments and the Collateral Documents and shall furnish Bank with such information as Bank may request, including without limitations, the information required by Section 8 herein.

                  (f) Following the occurrence of an Event of Default Borrower, shall not exercise any right or remedy granted under any of the Collateral Documents without the prior written consent of Bank.

                  (g) Following the occurrence of an Event of Default, Borrower shall not (i) waive, excuse, condone or in any manner release or discharge any obligation, covenant or agreement of any Obligor under any Collateral Document;
(ii) cancel, terminate or permit the
surrender of any Collateral Document; or (iii) solicit or accept any prepayment of monies under any Collateral Document.

                  (h) Borrower shall not release or terminate any of its interest in, to or under any Collateral Document.

                  (i) Borrower shall not propose or consent to any plan of reorganization or liquidation in any proceeding in the United States Bankruptcy Court with regard to any Collateral Documents, Real Estate, or Obligor.

         4.4 Default Under Collateral Documents.

                  (a) Borrower shall give Bank written notice of the occurrence of an event of default or a default under the terms of any Collateral Document ("Collateral Document Default") within five (5) Business Days after becoming aware of a Collateral Document Default, specifying the loan to which such Collateral Document Default relates, the nature of the Collateral Document Default, and such other information as Bank may request. Notwithstanding the provisions of Section 12.1(p) herein, provided that Bank receives evidence satisfactory to it that, notwithstanding a Collateral Document Default, (i) Borrower remains in compliance with the covenants set forth in Sections 7.1 and
7.2 herein, and (ii) Borrower maintains a Debt Service Coverage Ratio of not less than 3.0 to 1, such Collateral Document Default shall not constitute an Event of Default hereunder.

                  (b) Following the occurrence and during the continuation of any Collateral Document Default, (i) Borrower will provide Bank with such information relating thereto and to the Collateral Documents and Real Estate to which such Collateral Document Default relates as Bank may request, and (ii) Bank may at any time declare that the Real Estate to which such Collateral Document Default relates has become ineligible for the purposes of calculating the Borrowing Base and that the fair market value of such Real Estate shall no longer constitute a portion of the Appraised Value for the purposes of calculating the Borrowing Base. In the event of any such declaration by Bank, Borrower shall, within ninety (90) days thereafter, but subject to the immediately following sentence, either (x) repay the outstanding principal amount of the Line in an amount equal to the amount by which the then unpaid principal balance of the Line exceeds the Borrowing Base (after taking into account the exclusion of the Appraised Value of such Real Estate), or (y) in lieu of such repayment, deliver to Bank Substitute Collateral where the Appraised Value of the Real Estate to which such Substitute Collateral relates, when added to the Appraised Value of all other Real Estate then constituting eligible Collateral, will cause the then outstanding principal balance of the Line to be in compliance with the Borrowing Base. Any such delivery of Substitute Collateral shall be accompanied by all such financing statement amendments and other documents and instruments as Bank may require to reflect its security interest in and to the Substitute Collateral (including without limitation appropriate amendments to Exhibits "A" and "B" hereto). Notwithstanding the foregoing to the contrary, if the applicable Obligor cures the Collateral Document Default to the satisfaction of Bank within such ninety (90) - day period, the Appraised Value of the Real Estate to which such Collateral Document Default relates shall once again be included for the purposes of calculating the Borrowing Base and Borrower shall not be required to make any repayment of the Line or to deliver Substitute Collateral to Bank with respect to such Collateral Document Default.

         4.5 Release of Collateral. Borrower shall provide Bank with at least ten (10) Business Days prior written notice of any proposed repayment in full of any Collateral Documents in connection with which the Collateral Documents will be released, or of any other requested release of the Collateral Documents, to the extent Borrower shall receive the same and otherwise as much prior written notice as is possible. Provided that Borrower shall either (x) repay the outstanding principal amount of the Line in an amount equal to the amount by which the then unpaid principal balance of the Line exceeds the Borrowing Base (after taking into account the exclusion of the Appraised Value of the Real Estate to which such release will relate), or (y) in lieu of such repayment, deliver to Bank Substitute Collateral where the Appraised Value of the Real Estate to which such Substitute Collateral relates, when added to the Appraised Value of all other Real Estate that will remain following such release, will cause the then outstanding principal balance of the Line to be in compliance with the Borrowing Base, Bank shall, upon receipt of such repayment or Substitute Collateral, release its lien on the applicable Collateral Documents.

         4.6 Power of Attorney. Borrower does hereby appoint and constitute Bank as Borrower's true and lawful attorney, irrevocably, such appointment to be coupled with an interest, with full power (in the name of borrower or otherwise), (a) to ask, require, demand, receive, compound and give acquittance for any and all Payments due and to become due under or arising out of any Collateral Document to which Borrower is or may be come entitled, (b) to enforce compliance by any Obligor with all of the terms and provisions of any Collateral Document, (c) to endorse any checks or other instruments or orders in connection therewith, and (d) to file any claims or take any action or institute any proceedings which Bank may deem to be necessary or advisable in the premises.

         4.7 Collateral Document Remedies. Upon the occurrence of an Event of Default, Bank shall have, but shall not be limited to, the following rights, in addition to the rights accorded by the Uniform Commercial Code, as amended from time to time, and at law or in equity, each of which may be exercised at any time:

                  (a) to declare by written notice to Borrower that Borrower's interest in the Collateral Documents shall terminate and be of no further force or effect, that Bank shall have all right, title and interest in and to the Collateral Documents, and that Bank shall have the sole right to exercise any and all rights and remedies provided in or arising out of the Collateral Documents;

                  (b) to require Borrower to deliver originals and/or copies of all Collateral Documents to Bank, together with all other information relating to the Collateral Documents, the Real Estate, or the loans pertaining thereto, as Borrower shall maintain (including without limitation accounting records).

                  (c) to transfer all or any part of the Collateral Documents into the name of Bank or its nominee;

                  (d) to demand and be entitled to (by notice to the Obligors or any management company or trustee holding and/or collecting the same) all Payments;

                  (e) to release any or all Collateral Documents;

                  (f) to endorse any Collateral Documents or the proceeds thereof in the name of Borrower;

                  (g) to sell all or any part of the Collateral Documents upon any exchange or at public or private sale, at Bank's option, at any time or times, following advertisement in the generally accepted manner for material of the same type as the Collateral, upon five (5) days prior written notice of the time of any private sale or the time and place of any public sale, and, at any such sale, Bank or its nominee shall have the right to become the purchaser thereof;

                  (h) to accept in settlement for any Collateral Document a sum less than the face value without notice to Borrower;

                  (i) to demand and be entitled to all rents under all leases or rental agreements with respect to any Real Estate, to the extent permitted by the Collateral Documents; and/or

                  (j) to do any and all acts, including, but not limited to, executing, signing, acknowledging, sealing and delivering any agreement, contract, modification, rescission, note, deed, check, receipt, conveyancing instrument, release, discharge, or document of any kind whatsoever in the name, place and stead of Borrower, as attorney in fact, in furtherance of the remedies afforded Bank herein, under the Uniform Commercial Code, as amended from time to time, at law or in equity. Borrower agrees that the rights and powers specified above are irrevocable and coupled with an interest.

         4.8 Cumulative Remedies. All rights and remedies granted herein or in the Collateral Documents or otherwise available to Bank shall be cumulative and concurrent and may be pursued singly, successively, or together at Bank's sole option, and may be exercised from time to time and as often as occasion therefor shall occur until the Line and all other amounts due hereunder, are paid in full; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of same by Bank. Bank may resort to any security it holds in such order and manner as Bank sees fit.

         4.8 Nonlimitation of Bank's Rights under Note and Collateral Documents. Nothing contained herein shall prejudice or be construed to prejudice the right of Bank to commence and prosecute, or to prevent Bank from commencing and prosecuting, any action which it may deem advisable or which it may be entitled to commence and prosecute for the foreclosure of the Note and the Collateral Documents and any of them, or to prejudice any other rights of Bank.

         4.9 Nonassumption of Liability by Bank. Bank does not by the execution and acceptance of this Agreement or by making demand or collecting monies under the Note, the Collateral Documents or any lease or rental agreement with respect to any of the Real Estate, assume any liability or become liable in any manner whatsoever for the performance of any of the terms and conditions thereof, unless and until Bank shall expressly assume such obligations by a writing to the Obligors instructing them to make Payments directly to Bank, it being understood and agreed that notice to such Obligors to make Payments to a lockbox shall not be deemed to be such an express assumption; nor shall Bank be liable for any act, offsets or defenses which Borrower or any such Obligor may have against each other. Nothing contained in this Section 4.9 shall be deemed to relieve Bank from any obligations arising out of its gross negligence or wilful misconduct.

         4.10 Bank's Discretion. The Collateral Documents shall be dealt with and enforced by Bank in its sole discretion. In the course of its administration of the Collateral Documents, Bank may, without notice to Borrower, use its discretion with respect to the exercising, or refraining from, any rights or actions which may be vested in it or which it may be entitled to take or assert under law or by agreement with Borrower or otherwise.

         4.11 Release. Bank shall not be liable to Borrower for any action taken or omitted or for errors in judgment. Bank does not assume or warrant and shall have no responsibility or liability (express or implied) for the collectability, enforceability, genuineness or validity of the Collateral Documents; or the financial condition or legal status of any Obligor.

         4.12 General. The above-described security interests, assignments, and liens shall not be rendered void by the fact that no Bank Indebtedness exists as of any particular date, but shall continue in full force and effect until the Bank Indebtedness has been repaid, Bank has no agreement or commitment outstanding pursuant to which Bank may extend credit to or on behalf of Borrower and Bank has executed termination statements or releases with respect thereto. IT IS THE EXPRESS INTENT OF THE BORROWER THAT ALL OF THE COLLATERAL SHALL SECURE NOT ONLY THE OBLIGATIONS UNDER THE

LOAN DOCUMENTS, BUT ALSO ALL OTHER PRESENT AND FUTURE OBLIGATIONS OF BORROWER TO BANK.

         4.13 Additional Documents and Future Actions. Borrower will, at its sole cost, take such actions and provide Bank from time to time with such agreements, financing statements and additional instruments, documents or information as the Bank may in its reasonable discretion deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Bank to protect or enforce its interest in the Collateral, or to carry out the terms of the Loan Documents. Each Borrower hereby authorizes and appoints Bank as its attorney-in-fact, with full power of substitution, to take such actions as Bank may deem advisable to protect the Collateral and its interests thereon and its rights hereunder, to execute on Borrower's behalf and file at Borrower's expense financing statements and assignments, and amendments thereto, in those public offices deemed necessary or appropriate by Bank to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on that Obligor's behalf such other documents and notices as Bank may deem advisable to protect the Collateral and its interests therein and its rights hereunder. Such power being coupled with an interest is irrevocable. Each Borrower irrevocably authorizes the filing of a carbon, photographic or other copy of this Agreement, or of a financing statement, as a financing statement and agrees that such filing is sufficient as a financing statement.

5. REPRESENTATIONS AND WARRANTIES. Borrower, each as applicable to it, represents and warrants as follows:

         5.1 Valid Organization, Good Standing and Qualification. RAIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. RAIT, LP is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware. Each has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification.

         5.2 Licenses. Borrower has all licenses, registrations, approvals and other authority as may be necessary to enable it to own and operate its business and perform all services and business which it has agreed to perform in any state, municipality or other jurisdiction.

         5.3 Ownership Interests. The ownership of all partnership interests, stock, debentures, options, warrants, bonds and other securities (debt and equity) of RAIT, LP and its general partner, and all pledges, proxies, voting trusts, powers of attorney and other agreements affecting the ownership or voting rights of said interests is as set forth on Schedule

5.3 attached hereto.

         5.4 Subsidiaries. Except as set forth on Schedule 5.4 attached hereto, Borrower does not own any shares of stock or other equity interests in any Person, directly or indirectly (by any Subsidiary or otherwise).

         5.5 Financial Statements. Borrower has furnished to Bank the audited consolidated and consolidating financial statements of Borrower, certified without qualification by independent public accountants as of December 31, 1998 and all management and comment letters from such accountants in connection therewith, and its internally prepared interim financial statements as of September 30, 1998. Such financial statements of Borrower (together with the related notes and comments), are correct and complete, fairly present the financial condition and the assets and liabilities of Borrower at such date, and have been prepared in accordance with GAAP. With respect to the interim statements, such statements are subject to year-end adjustment and any accompanying footnotes.

         5.6 No Material Adverse Change in Financial Condition. There has been no material adverse change in the financial condition of Borrower since December 31, 1998.

         5.7 Pending Litigation or Proceedings. Except as set forth on Schedule
5.7 attached hereto, there are no judgments outstanding or actions, suits or proceedings pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         5.8 Due Authorization; No Legal Restrictions. The execution and delivery by Borrower of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents: (a) have been duly authorized by all requisite trust or partnership action, as the case may be, by Borrower, (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of (i) any applicable statute, law, rule, regulation or ordinance, (ii) RAIT's Trust Indenture or Bylaws, (iii) RAIT, LP's Limited Partnership Agreement or Certificate of Limited Partnership, (iv) any indenture, mortgage, loan or credit agreement or instrument to which Borrower is a party or by which it may be bound or affected, or (v) any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower under the terms or provisions of any such agreement or instrument, except liens in favor of Bank.

         5.9 Enforceability. The Loan Documents have been duly executed by Borrower and delivered to Bank and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms.

         5.10 No Default Under Other Obligations, Orders or Governmental Regulations. Borrower is not in violation of its Trust Indenture or Bylaws (in the case of RAIT) or its Limited Partnership Agreement or Certificate of Limited Partnership (in the case of RAIT, LP) or in default in the performance or observance of any of its obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued, nor is Borrower in violation of or in default under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to it or by which its properties may be bound or affected.

         5.11 Governmental Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Borrower is required in connection with the execution, delivery or performance by Borrower of the Loan Documents or the consummation of the transactions contemplated thereby.

         5.12 Taxes. Borrower has filed all tax returns which it is required to file and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by them. Such tax returns are complete and accurate in all respects. Borrower does not know of any proposed additional assessment or basis for any assessment of additional taxes.

         5.13 Addresses. During the past five (5) years, Borrower has not been known by any names (including tradenames) other than those set forth in Schedule
5.13 attached hereto and has been located at any addresses other than those set forth on Schedule 5.13 attached hereto. Borrower's books and records pertaining to the Collateral will at all times be located at the addresses set forth on
Schedule 5.13; or such other location determined by Borrower after prior notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank's security interests and access to Borrower' books and records. Schedule 5.13 identifies the chief executive office of each Borrower.

         5.14 Current Compliance. Borrower is currently in compliance with all of the terms and conditions of the Loan Documents.

         5.15 Deferred Compensation Plans. Neither Borrower nor any ERISA Affiliate has ever been a participant in or has in any way provided or maintained, any Deferred Compensation Plan for the benefit of Borrower's or any ERISA Affiliate's employees, or has ever contributed to a Multiemployer Plan.

         5.16 Leases and Contracts. Borrower has complied with the provisions of all material leases, contracts or commitments of any kind to which it is a party and is not in default thereunder. No other party is in default under any such leases, contracts or other commitments; and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder.

         5.17 Contingent Liabilities. There are no suretyship agreements, guarantees or other contingent liabilities of Borrower which are not disclosed by the financial statements mentioned in Section 5.5 herein.

         5.18 Encumbrances. The property and assets of Borrower are not subject to any lien, encumbrance or security interest except as set forth on Exhibit
5.18 attached.

         5.19 Securities Act. Borrower has not, directly or through any agent, offered the Line Note or any part thereof or any similar security for sale to, or solicited offers to buy the same from, or otherwise approached or negotiated in respect thereof with, anyone other than Bank so as to bring the issue or sale of the Line Note or any part thereof within the provisions of Section 5 of the Securities Act 1933, as amended.

         5.20 Disclosure. Neither this Agreement, nor the schedules attached to this Agreement, nor the financial statements referred to in this Agreement, nor any certificate, statement, report or other document furnished or to be furnished by Borrower to Bank in connection with this Agreement, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained in any of the foregoing not misleading. Borrower has disclosed to Bank in writing every fact that materially and adversely affects the business or financial condition of Borrower or its ability to perform its obligations under this Agreement, the Line Note, or any other documents or instruments required hereby.

         5.21 Margin Stock. Borrower is not engaged in, nor does it have as one of its substantial activities, the business of extending or obtaining credit for the purpose of purchasing or carrying "margin stock" (as that term is defined in Regulation U, G, T, or X of the Board of Governors of the Federal Reserve System) and no proceeds of any advance of the Line will be used for such purpose of for the purpose of purchasing or carrying any shares of margin stock.

         5.22 Bank Accounts. Other than the bank accounts set forth on Schedule
5.22 attached (the "Deposit Accounts"), Borrower does not maintain any accounts with any bank or other financial institution.

6. GENERAL COVENANTS. So long as the Line Note remains unpaid or Bank has any obligation hereunder with respect to the Line, unless Bank otherwise consents in writing, which consent shall not be unreasonably withheld or delayed:

         6.1 Limitation on Indebtedness. Borrower shall not have at any time outstanding to any Person other than Bank, any Indebtedness for borrowed money or any outstanding letters of credit, except:

                  (a) current accounts payable incurred in the ordinary course of Borrower's business, accrued expenses and other current items arising out of transactions (other than borrowings) in the ordinary course of Borrower's business;

                  (b) existing Indebtedness for borrowed money described on
Schedule 6.1; and

                  (c) future Indebtedness incurred in connection with individual project financing, and excluding specifically lines of credit or loans relating to a pool of collateral

         6.2 Intentionally Deleted.

         6.3 Guaranties. Borrower shall not, directly or indirectly, guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person other than an Affiliate.

         6.4 Disposition of Assets. Borrower shall not sell, lease, transfer or otherwise dispose of (i) all or substantially all of its property or assets, or
(ii) any material portion of its property or assets unless, in the case of (iii) herein, following any such sale, lease, transfer or other disposition, Borrower shall be in compliance with the covenants contained in Section 7.1 and 7.2 here calculated as of the date immediately following such sale, lease, transfer or other disposition.

         6.5 Intentionally Deleted.

         6.6 Taxes; Claims for Labor and Materials. Borrower will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets.

         6.7 Liens. Borrower shall not create, incur or permit to exist any mortgage, pledge, encumbrance, lien, security interest or charge of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) on its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except:

                  (a) Security interests and other liens held by Bank;

                  (b) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker's compensation, unemployment insurance, social security and other like laws or (ii) to secure the performance of statutory obligations, not incurred in connection with either (A) the borrowing of money or (B) the deferred purchase price of goods or inventory;

                  (c) Encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities of title thereto, none of which impairs the use of such property by that Obligor in the operation of its business; or

                  (d) Liens and security interests listed on Schedule 6.7 attached hereto.

                  (e) Liens and security interests securing Indebtedness permitted by Section 6.1 herein.

         Borrower shall not enter into any agreement with any other Person which shall prohibit Borrower from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of Borrower to grant, create or suffer to exist, any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of the Bank.

         6.8 Existence; Approvals; Qualification; Business Operations; Compliance with Laws. Borrower (a) will obtain, preserve and keep in full force and effect its separate trust or partnership existence, as the case may be, and all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs; (b) will qualify and remain qualified as a foreign trust or partnership, as the case may be, in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification; (c) will continue to operate its business as presently operated and will not engage in any new businesses without the prior written consent of Bank; and (d) will comply with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it.

         6.9 Maintenance of Properties. Borrower will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its real and personal property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same.

         6.10 Insurance. Borrower will carry adequate insurance issued by an insurer acceptable to Bank, in amounts acceptable to Bank (at least adequate to comply with any coinsurance provisions) and against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be required by Bank, and shall cause Bank to be named as loss payee (with a lender's loss payable endorsement) with respect to all personal property, and additional insured with respect to all liability insurance, as its interests may appear with thirty (30) days' notice to be given Bank by the insurance carrier prior to cancellation or material modification of such insurance coverage.

         Borrower shall cause to be delivered to Bank the insurance policies therefor or in the alternative, evidence of insurance, and at least thirty (30) business days prior to the expiration of any such insurance, additional policies or duplicates thereof or in the alternative, evidence of insurance evidencing the renewal of such insurance and payment of the premiums therefor. Borrower shall direct all insurers that in the event of any loss thereunder or the cancellation of any insurance policy, the insurers shall make payments for such loss and pay all return or unearned premiums directly to Bank and not to Borrower and Bank jointly.

         Borrower shall not take out any insurance without having Bank named as loss payee or additional insured thereon.

         6.11 Inspections; Examinations. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time to exhibit and deliver to Bank copies of any and all of Borrower's financial statements, or other accounting records of any sort in the accountant's or auditor's possession and copies of all reports submitted to Borrower by such accountants or auditors, including management letters, "comment" letters and audit reports, and to disclose to Bank any information they may have concerning Borrower's financial status and business operations. Borrower further authorizes all federal, state and municipal authorities to furnish to Bank copies of reports or examinations relating to any Borrower, whether made by Borrower or otherwise.

         The officers of Bank, or such Persons as any of them may designate, may visit and inspect any of the properties of Borrower, examine (either by Bank's employees or by independent accountants) any of the Collateral or other assets of Borrower, including the books of account of Borrower, and discuss the affairs, finances and accounts of Borrower with its officers and with its independent accountants, at such times as Bank may desire.

         6.12 Default Under Other Indebtedness. Borrower shall not permit any of its material Indebtedness to be in default. If any Indebtedness of Borrower is declared or becomes due and payable before its expressed maturity by reason of default or otherwise or to the knowledge of Borrower, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the passage of time, or both, shall have the right) to declare such Indebtedness to be so due and payable, Borrower will immediately give Bank written notice of such declaration, acceleration or right of declaration.

         6.13 Deferred Compensation Plans. Neither Borrower nor any ERISA Affiliate shall become a participant in, or in any way provide or maintain, any Deferred Compensation Plan for the benefit of any or Borrower's or any ERISA Affiliates' employees, or shall contribute to any Multiemployer Plan, without giving Bank prior written notice of such action and executing such related amendments to this Agreement as Bank may request.

         6.14 Bank Accounts. As additional compensation to Bank, and in consideration of the rate of interest being charged by Bank to Borrower, Borrower will maintain deposit accounts with Bank, including without limitation the Loan Account referred to in Section 3.7 herein and the management and other accounts relating to the Real Estate known as "School Lane House", provided that Borrower shall have no obligation to establish the School Lane House accounts until such time as the Joint Plan of Reorganization of SLH Apartments, Inc. and National Church Residences of Delmont, PA, d/b/a School Lane House Apartments (Bky. No. 98-35024DWS) (the "Plan") has been confirmed by the Bankruptcy Court and all appeal periods have expired with no appeal having been filed.

         6.15 Maintenance of Management. Borrower will cause its business to be continuously managed by its present management or such other persons (serving in such management positions) as may be reasonably satisfactory to Bank.

         6.16 Transactions with Affiliates. Borrower shall not enter into or conduct any transaction with any Affiliate except on terms that would be usual and customary in a similar transaction between Persons not affiliated with each other and except as disclosed to Bank. Borrower shall not make any loans or extensions of credit to any of its Affiliates, shareholders, directors or officers, except for the existing loans described in Schedule 6.16 attached hereto. Borrower will cause all of its Indebtedness at any time owed to its Affiliates (other than JeffBanks, Inc. and its respective subsidiaries), shareholders, directors and officers to be subordinated in all respects to all present and future Bank Indebtedness and will not make any payments thereon, except as approved by Bank in writing.

         6.17 Restriction on Stock Transfer. RAIT, LP shall not, and shall not permit its general partner to, directly or indirectly, issue, transfer, sell or otherwise dispose of, or part with control of, or permit the transfer of, any shares of the capital stock of its general partner, or partnership interests of RAIT, LP, as a result of which RAIT shall cease to own, legally and beneficially, 100% of all outstanding partnership interests of RAIT, L.P. and its general partner. Notwithstanding the foregoing to the contrary, nothing contained in this Section 6.17 shall be deemed to prohibit RAIT, L.P. from issuing partnership interest for value in connection with and "upreit" transaction.

         6.18 Name or Address Change. Borrower shall not change its name or address except upon thirty (30) days prior written notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank's security interests and access to Borrower's books and records.

         6.19 Notices. Borrower will promptly notify Bank of (a) any action or proceeding brought against Borrower wherein such action or proceeding would, if determined adversely to Borrower result in liability of Borrower in excess of $25,000 individually, or $50,000 in the aggregate, (b) the occurrence of any Event of Default, (c) any fact, condition or event which, with the giving of notice or the passage of time or both, could become an Event of Default, (d) the failure of Borrower to observe any of its undertakings under the Loan Documents, or (e) any material adverse change in the assets, business, operations or financial condition of Borrower.

         6.20 Material Adverse Contracts. Borrower shall not become or be a party to any contract or agreement which has a materially adverse impact on Borrower's ability to perform under this Agreement or any other agreement with Bank to which Borrower is a party.

         6.21 Appraisals. Bank shall have the right, in the exercise of its reasonable discretion, and/or as required by any applicable governmental authority, at Borrower's cost and expense, to obtain additional or updated Appraisals on any or all of the Real Estate.

         6.22 Bank Accounts.

                  (a) Except as otherwise permitted herein, Borrower shall not open or maintain any bank accounts with respect to the Collateral other than the Deposit Accounts and bank accounts maintained with Bank. Borrower shall deposit or cause to be deposited into the Deposit Accounts or such other accounts as may be maintained with Bank from time to the time the rentals from the Real Estate and all other Payments. Any income received with respect to the balance from time to time standing to the credit of the Deposit Accounts and any other deposit accounts maintained with Bank, including any interest, shall remain, or be deposited in the Deposit Accounts or such other accounts.

                  (b) All right, title and interest in and to the cash amounts on deposit from time to time in the Deposit Accounts shall vest in Bank, shall constitute part of the Collateral hereunder and shall not constitute payment of the Bank Indebtedness until applied thereto as hereinafter provided. Borrower shall as promptly as possible deposit the proceeds of any Collateral and all payments received by it into the Deposit Accounts. Until so deposited, a11 such proceeds shall be held in trust by Borrower for and as the property of Bank and shall not be commingled with any other funds or property of Borrower. The balance from time to time standing to the credit of the Deposit Accounts shall, except as set forth in subsection (c) below, be distributed to Borrower in accordance with the provisions of the Depository Agreements.

                  (c) If an Event of Default shall have occurred and Bank shall have given notice to Borrower of its intent to exercise exclusive control over the Deposit Accounts, then (i) Borrower shall instruct all Obligors and other Persons obligated in respect of any Collateral Documents to make all payments in respect of the Collateral Documents, and shall use its best efforts to cause them to do so, directly to the Deposit Accounts, and (ii) Borrower shall not be entitled to receive any distribution from the Deposit Accounts.

         6.23 SLH Bonds, Inc. As long as the Collateral Documents include those evidencing a loan secured by the Real Estate known as "School Lane House", Borrower shall not permit SLH Bonds, Inc., a wholly owned subsidiary of RAIT, L.P. to sell, transfer, assign, encumber, or otherwise dispose of all or any part of its interest in the $8,000,000 Multi-Family Housing Residential Revenue Bonds, Series of 1988 (School Lane House Apartments Projects).

         6.24 School Lane House. Borrower shall provide Bank with evidence that the Plan has been confirmed by the Bankruptcy Court within five (5) days after receipt of notice by it of the same. In addition, Borrower hereby consents to Bank's filing of record of the UCC-1 financing statements delivered to Bank in escrow concurrently with the execution of this Agreement naming SLH Apartments, Inc. as debtor, RAIT, L.P. as secured party, and Bank as assignee, upon Bank's receipt of notice of such confirmation and the transfer of the applicable Real Estate to SLH Apartments, Inc.

7. FINANCIAL COVENANTS. So long as the Line Note remains unpaid or Bank has any obligation hereunder with respect to the Line:

         7.1 Net Operating Income. Borrower shall maintain Net Operating Income from the Real Estate of not less than $4,000,000 at December 31, 1999 and at each December 31 thereafter.

         7.2 Equity. RAIT shall maintain Equity of not less than $60,000,000 at December 31, 1999 and at each December 31 thereafter.

         7.3 Changes to Financial Covenants. Bank may condition any extension of the Expiration Date upon revision of the foregoing financial covenants, as Bank in its reasonable discretion may require prior to the date that Bank must give Borrower notice of extension.

8. ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS. Borrower will maintain books of record and account in which full, correct and current entries in accordance with GAAP will be made of all of its dealings, business and affairs, and Borrower will deliver to Bank the following:

         8.1 Annual Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, the audited consolidated and consolidating (a) income and retained earnings statements of Borrower for such fiscal year, (b) balance sheet of Borrower as at the end of such fiscal year, and (c) statement of cash flow of Borrower for such fiscal year, all setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments. The foregoing statements and balance sheets shall be prepared in accordance with GAAP and shall be audited by independent certified public accountants of recognized standing acceptable to Bank in the reasonable exercise of its discretion with respect to which such accountants shall deliver their unqualified opinion.

         8.2 Annual Property Statements. As soon as available and in any event within sixty (60) days after the end of each calendar year, rent rolls and operating statements for each property constituting a portion of the Real Estate, including without limitation a portfolio summary relating to the Real Estate in the form approved by Bank.

         8.3 Quarterly Statements. As soon as available and in any event within forty five (45) days after the close of each fiscal quarter of Borrower, (a) the consolidated and consolidating income and retained earnings statements of Borrower for such quarter, (b) the consolidated and consolidating balance sheet of Borrower as of the end of such quarter, (c) the consolidated and consolidating statement of cash flow of Borrower for such quarter, and (d) a portfolio summary of each property constituting the Real Estate, all setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of the previous fiscal year (if applicable) all in reasonable detail, subject to year end adjustments and certified by the chief financial officer of Borrower to be accurate and to have been prepared in accordance with GAAP.

         8.4 Quarterly Property Statements. As soon as available and in any event within thirty (30) days after the end of each fiscal quarter of Borrower, rent rolls and operating statements for each property constituting a portion of the Real Estate, including without limitation a portfolio summary relating to the Real Estate in the form approved by Bank.

         8.5 Seabrook ApartmentS HAP Contract. As soon as available and in any event on or before May 31 of each year, evidence (to the extent obtainable) that the Section 8 Housing Assistance Payments Contract dated May 1, 1990 between the New Jersey Department of Community Affairs and Seabrook Associates Limited Partnership relating to the Real Estate known as "Countryside Village (Seabrook) Apartments" remains in full force and effect. If such evidence is not obtainable, Borrower shall so notify Bank and provide Bank with an explanation as to why such evidence is not obtainable by Borrower.

         8.6 Requested Information. With reasonable promptness, all such other data and information in respect of the condition, operation and affairs of Borrower as Bank may reasonably request from time to time.

         8.7 Compliance Certificates. Together with the annual statements required by Section 8.1 above, a certificate of the chief financial officer of
Borrower: (a) stating that Borrower has observed, performed and complied with each and every undertaking contained herein, (b) setting forth the information and computations (in sufficient detail) required in order to establish whether Borrower was operating in compliance with the financial covenants in Sections
7.1 and 7.2 of this Agreement, and (c) certifying that as of the date of such certification, there does not exist any Event of Default or any occurrence or state of affairs which with the giving of notice, passage of time or both would constitute an Event of Default.

         8.8 Accountant's Certificate. Together with the annual statements required by Section 8.1, a report of the independent public accountants who render an opinion with respect to the financial statements referred to therein, stating that they have reviewed the terms of this Agreement and that in making the examinations necessary to their certification mentioned in Section 8.1, they have reviewed the accounts and condition of Borrower during the accounting period covered by their certificate and that such review did not disclose the existence of any condition or event which constitutes an Event of Default or a Potential Default (or that such conditions or events existed, describing them).

9. ENVIRONMENTAL REPRESENTATIONS AND COVENANTS.

         9.1 Representations. Borrower, to the best of its knowledge after due investigation, including without limitation a review of environmental reports previously furnished to Bank, represents to Bank as follows: (a) Borrower is in compliance with all Environmental Requirements and Borrower has no knowledge of any circumstances which may prevent or interfere with such compliance in the future; (b) Borrower has all licenses, permits, approvals and authorizations required under applicable Environmental Requirements; (c) there are no pending or threatened claims against any Borrower or any Obligor related to the failure to comply with any Environmental Requirements, or any facts or circumstances which could give rise to such a claim; (d) no facility or property now or previously owned, operated or leased by any Obligor is an Environmental Cleanup Site; (e) there are no liens or claims for cost reimbursement outstanding or threatened against Borrower or any Obligor or any of their assets (including without limitation the Real Estate), or any facts or circumstances which could give rise to such a lien or claim; and (f) there are no facts or circumstances which, under the provisions of any Environmental Requirements, could restrict the use, occupancy or transferability of any of the Collateral or any of the Real Estate.

         9.2 Real Property. Borrower represents and warrants to Bank that there are no Special Materials presently located on or, to the best of its knowledge, near any Real Estate except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance with all Environmental Requirements. Borrower represents to Bank that the Real Estate is not now being used nor, to the best of its knowledge, has it ever been used in the past for activities involving Special Materials, including but not limited to the use, generation, collection, storage, treatment, or disposal of any Special Materials except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance with all Environmental Requirements.

         9.3 Covenant Regarding Compliance. Borrower shall take or cause all Obligors to take, at Borrower's and such Obligor's sole expense, such actions as may be necessary to comply with all Environmental Requirements, as hereinafter defined. If Borrower or any such Obligor shall fail to take such action, Bank may make advances or payments towards performance or satisfaction of the same but shall be under no obligation to do so. All sums so advanced or paid, including all sums advanced or paid by Bank in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, attorney's fees, fines, or other penalty payments, shall be at once repayable by Borrower and all sums so advanced or paid shall become a part of the Bank Indebtedness.

         Borrower shall cause all Obligors to maintain all licenses, permits, approvals and authorizations required under applicable Environmental Requirements. In connection with off-site treatment, storage, handling, transportation or disposal of Special Materials, Borrower shall cause all Obligors to conduct such activities only at facilities and with carriers who operate in compliance with all Environmental Requirements and will obtain certificates of compliance or disposal from all contractors retained in connection with such activities.

         9.4 Notices. In the event Borrower becomes aware of any past, present or future facts or circumstances which have given rise or could give rise to a claim against any Borrower or any Obligor related to a failure to comply with any Environmental Requirements, Borrower will promptly give Bank notice thereof, together with a written statement of an officer of Borrower setting forth the details thereof and the action with respect thereto taken or proposed to be taken with respect thereto.

         9.5 Indemnity. Borrower agrees to indemnify, defend and hold harmless Bank, its parents, subsidiaries, successors and assigns, and any officer, director, shareholder, employee, Affiliate or agent of Bank, for all loss, liability, damage, cost and expenses, including, without limitation, attorney's fees and disbursements (including the reasonable allocated cost of in-house counsel and staff) arising from or related to (a) the release of any Special Materials at any Real Estate, (b) the release of any Special Materials treated, stored, transported, handled, generated or disposed of by or on behalf of Borrower at any third party owned site, failed to comply with all Environmental Requirements, and (c) the breach by Borrower of any representation or covenant in this Section 9.

         9.6 Testing. Bank shall have the right from time to time to designate such persons ("Environmental Consultants") as Bank may select to visit, inspect, examine and test any or all of the Real Estate, for the purpose of investigating compliance with Environmental Requirements, any actual or potential claims related thereto, and any condition which could result in potential liability, cost or expenses to the Bank. Borrower will permit, and will use its best efforts to cause all Obligors to permit, such Environmental Consultants to have access to the Real Estate and all books, records and reports related to compliance by the Environmental Affiliates with all Environmental Requirements. Borrower will supply, and will use its best efforts to cause all Obligors to supply, Bank or the Environmental Consultants with all information, records, correspondence, audits, reviews and materials related to compliance by Borrower and such Obligors with all Environmental Requirements and will make available to Bank or the Environmental Consultants appropriate personnel employed by or consultants retained by Borrower or such Obligors having knowledge of such matters.

         The cost of such visits, inspections, examination and tests shall be borne by the Borrower. In the event Bank pays such costs, such sums shall be at once repayable by Borrower and all sums so advanced or paid by Bank shall become part of the Bank Indebtedness. Notwithstanding the foregoing, the Bank shall have no obligation to perform any tests, examinations or inspections or to monitor the compliance of the Real Property with all Environmental Requirements.

         9.7 Survival. The representations and covenants of Borrower contained in this Section 9, including without limitation the indemnification obligation of Borrower, shall survive the occurrence of any event whatsoever, including the payment of the Bank Indebtedness or any investigation by or knowledge of Bank.

10. CONDITIONS OF CLOSING. The obligation of Bank to make available the Line is subject to the performance by Borrower of all of its agreements to be performed hereunder and to the following further conditions:

         10.1 Documents. Bank shall have received on or before the date hereof all of the following, in form and substance satisfactory to Bank:

         (a) The Line Note.

         (b) UCC-1 Financing Statements to be filed in such offices as may be required by Bank.

         (c) All original Collateral Documents so marked on Exhibit "A".

         (d) An Assignment (or other appropriate transfer document) in recordable form, with respect to all Collateral Documents so marked on Exhibit "A".

         (e) A Line Request.

         (f) An Acknowledgment of Confessions of Judgment.

         (g) All such estoppel certificates and agreements from Obligors or from Participation Sellers regarding the payment of Payments to Bank as Bank may request.

         (h) Insurance Certificates evidencing hazard, liability, and such other insurance as Bank may require with respect to (i) Borrower, and (ii) each Obligor and the Real Property, each naming Bank as additional insured or mortgagee, as the case may be, as its interests may appear.

         (i) Agreements in form and substance satisfactory to Bank (the "Depository Agreements") which shall grant Bank exclusive control over the Deposit Accounts and which shall contain such acknowledgments and waivers from the depository institution as Bank may request.

         (j) Estoppel certificate and agreement from Fleet National Bank, trustee of the 11.25% Multi-Family Housing Revenue Bonds (Section 8 Assisted-Seabrook Apartments Project) regarding the payment of Payments to Bank as Bank, and as to such other matters as Bank may request.

         (k) Evidence satisfactory to Bank that RAIT, L.P. is the owner of the Collateral Documents pertaining to the loan relating to the Real Estate known as School Lane House Apartments.

         (l) A copy, certified in writing by the secretary or an assistant secretary of RAIT, of (i) resolutions of its board of trustees evidencing approval of this Agreement, the Line Note, and the other matters contemplated hereby, and (ii) each document evidencing other necessary action and approvals, if any with respect to this Agreement and the Line Note.

         (m) A written certificate by the secretary or an assistant secretary of RAIT as to the names and signatures of its officers who are authorized to sign this Agreement, the Line Note, and the other documents or certificates to be executed and delivered by it pursuant hereto. Bank may conclusively rely on such certificate until it receives a further certificate by the secretary or an assistant secretary of Borrower amending the prior certificate.

         (n) Copies of RAIT's Trust Indenture and Bylaws, including all amendments thereto, accompanied by a written certificate of the secretary or an assistant secretary of RAIT as to the authenticity and completeness of such copies.

         (o) A copy, certified in writing by the secretary or an assistant secretary of RAIT, LP of (i) resolutions of its board of directors evidencing approval of this Agreement, the Line Note, and the other matters contemplated hereby, and (ii) each document evidencing other necessary action and approvals, if any with respect to this Agreement and the Line Note.

         (p) A written certificate by the secretary or an assistant secretary of RAIT, LP as to the names and signatures of its officers who are authorized to sign this Agreement, the Line Note, and the other documents or certificates to be executed and delivered by it pursuant hereto. Bank may conclusively rely on such certificate until it receives a further certificate by the secretary or an assistant secretary of Borrower amending the prior certificate.

         (q) Copies of RAIT, LP's Limited Partnership Agreement and filed Certificate of Limited Partnership, including all amendments thereto, accompanied by a written certificate of the secretary or an assistant secretary of RAIT, LP as to the authenticity and completeness of such copies.

         (r) Good standing certificates from the states of Maryland and Pennsylvania (as to RAIT) and from the states of Delaware and Pennsylvania to RAIT, L.P., each dated not more than 20 days prior to the date hereof.

         (s) A favorable opinion of independent counsel for Borrower as to the matters mentioned in Sections 5.1, 5.2, 5.7, 5.8, 5.9, 5.10, and 5.11 herein and as to such other matters as Bank may reasonably request.

         (t) Such additional documents and instruments as Bank may request.

         10.2 Representations and Warranties. All representations and warranties of Borrower set forth in the Loan Documents will be true at and as of the date hereof.

         10.3 No Default. No condition or event shall exist or have occurred which would constitute an Event of Default or a Potential Default.

         10.4 Environmental Matters. Bank shall have received a report from an environmental consultant or engineer acceptable to Bank, satisfactory in form and substance to Bank as to such environmental matters pertaining to the Real Estate as Bank may require.

         10.5 Appraisals. Bank shall have received an appraisal from an appraiser acceptable to Bank, satisfactory in form and substance to Bank at all or such portion of the Real Estate as Bank may require.

         10.6 Additional Documents. Copies of record searches (including UCC searches and judgments, suits, tax and other lien searches) confirming that Bank has a first priority security interest in the Collateral, acceptable to Bank, shall have been delivered to Bank.

         10.7 No Material Adverse Change. Bank shall have received evidence satisfactory to it that no material adverse change has occurred with respect to the Borrower since December 31, 1998.

         10.8 Commitment Fee. Borrower shall have paid to Bank in full the commitment fee referred to in Section 3.3 herein.

         10.9 Other Documents, Such other documents and instruments as Bank may reasonably request.

11. CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES. Subsequent advances shall be conditioned upon the following conditions and each Line Request shall constitute a representation by Borrower to Bank that each condition has been met or satisfied:

         11.1 Representations and Warranties. All representations and warranties of Borrower contained herein or in the Loan Documents shall be true at and as of the date of such advance as if made on such date, and each Line Request shall constitute reaffirmation by Borrower that such representations and warranties are then true.

         11.2 No Default. No condition or event shall exist or have occurred at or as of the date of such advance which would constitute an Event of Default hereunder or a Potential Default.

         11.3 Other Requirements. Bank shall have received all certificates, authorizations, affidavits, schedules and other documents which are provided for hereunder or under the Loan Documents, or which Bank may reasonably request.

12. DEFAULT AND REMEDIES.

         12.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event or Events of Default hereunder:

                  (a) The failure of Borrower to pay any amount of principal or interest on the Line Note when due, or any fee or other sums payable hereunder and the continuation of such failure for five (5) Business Days following notice thereof from Bank, or the failure to pay any other Bank Indebtedness on the date on which such payment is due, whether on demand, at the stated maturity or due date thereof, or by reason of any requirement for the prepayment thereof, by acceleration or otherwise;

                  (b) The failure of any Borrower to duly perform or observe any obligation, covenant or agreement on its part contained herein or in any other Loan Document not otherwise specifically constituting an Event of Default under this Section 12.1 and such failure continues unremedied for a period of thirty
(30) days after the earlier of (i) notice from Bank to Borrower of the existence of such failure, or (ii) any officer or principal of Borrower knows or should have known of the existence of such failure, provided that, in the event such failure is incapable of remedy or consists of a default of any of the financial covenants in Sections 7.1 or 7.2 herein, or was wilfully caused or permitted by Borrower shall not be entitled to any notice or grace hereunder;

                  (c) The failure of Borrower to pay any Indebtedness for borrowed money due to any third Person or the existence of any other event of default under any loan, security agreement, mortgage or other agreement pertaining thereto binding Borrower after the expiration of any notice and/or grace periods permitted in such documents;

                  (d) The failure of Borrower to pay or perform any other obligation to Bank under any other agreement or note or otherwise arising, whether or not related to this Agreement, after the expiration of any notice and/or grace periods, if any, permitted in such documents;

                  (e) The adjudication of Borrower as a bankrupt or insolvent, or the entry of an Order for Relief for Borrower or the entry of an order appointing a receiver or trustee for Borrower of any of its property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;

                  (f) A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or (unless dismissed within 75 days) against Borrower or Borrower makes an assignment for the benefit of creditors, or Borrower takes any action to authorize any of the foregoing;

                  (g) The suspension of the operation of Borrower's present business, or Borrower becoming unable to meet its debts as they mature, or the admission in writing by Borrower to such effect, or Borrower calling any meeting of all or any material portion of its creditors for the purpose of debt restructure;

                  (h) All or any part of the Collateral or the assets of Borrower are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors;

                  (i) The entry of a final judgment for the payment of money against Borrower which, within ten (10) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within five (5) days after the expiration of any such stay;

                  (j) Any representation or warranty of Borrower in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by Borrower pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

                  (k) Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

                  (l) Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts an Obligor from conducting all or any material part of its business;

                  (m) A breach by Borrower occurs under any material agreement, document or instrument, whether heretofore, now or hereafter existing between Borrower and any other Person;

                  (n) A material and adverse change occurs in Borrower's operations, management or financial condition or in the value of the Collateral;

                  (o) The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by Borrower, which loss, suspension, revocation or failure to renew might have a material adverse effect on the business profits, assets or financial condition of Borrower; or

                  (p) Subject to Section 4.4 herein, the occurrence of a Collateral Document Default.

         12.2 Remedies. At the option of the Bank, upon the occurrence of an Event of Default, or at any time thereafter:

                  (a) The entire unpaid principal of the Line, all other Bank Indebtedness, or any part thereof, all interest accrued thereon, all fees due hereunder and all other obligations of Borrower to Bank hereunder or under any other agreement, note or otherwise arising will become immediately due and payable without any further demand or notice;

                  (b) The Line will immediately terminate and the Borrower will receive no further extensions of credit thereunder;

                  (c) Bank may increase the interest rate on the Line to the Default Rate, without notice;

                  (d) Bank may exercise all of the rights and remedies set forth in Section 4 herein.

                  (e) Bank may enter the premises occupied by Borrower and take possession of the Collateral and any records relating thereto; and/or

                  (f) Bank may exercise each and every right and remedy granted to it under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity.

         If an Event of Default occurs under Section 12.1(e) or (f), all Bank Indebtedness shall become immediately due and payable.

         12.3 Sale or Other Disposition of Collateral. The sale or other disposition of the Collateral, or any part thereof, by Bank after an Event of Default may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Bank Indebtedness then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Bank shall have the right to conduct such sales at Borrower's premises, at Borrower's expense, or elsewhere, on such occasion or occasions as Bank may see fit. Any notice required to be given by Bank of a sale or other disposition or other intended action by Bank with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified in Section 13.1 below, at least five (5) business days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by Bank upon any such sale or other disposition, after deduction for the expenses of holding, preparing for sale, selling or otherwise disposing of the Collateral incurred by Bank in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Bank, in its sole discretion, elects, toward satisfaction of the Bank Indebtedness. Bank shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Bank's security interest in the Collateral. Borrower agrees that Bank has no obligation to preserve rights to the

Collateral against any other parties. Bank shall be under no obligation to marshall any assets in favor of Borrower or any other party or against or in payment of any or all of the Bank Indebtedness.

         12.4 Set-Off. Without limiting the rights of Bank under applicable law, Bank has and may exercise a right of set-off, a lien against and a security interest in all property of Borrower now or at any time in Bank's possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Bank, as security for all Bank Indebtedness. At any time and from time to time following the occurrence of an Event of Default or a Potential Default, or Bank may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit of Borrower against any or all of the Bank Indebtedness and Borrower's obligations under the Loan Documents.

         If any bank account of Borrower with Bank is attached or otherwise liened or levied upon by any third party, Bank need not await the running of any applicable grace period hereunder, but Bank shall have and be deemed to have the immediate right of set-off and may apply the funds or amount thus set-off against Borrower's obligations to the Bank.

         12.5 Delay or Omission Not Waiver. Neither the failure nor any delay on the part of Bank to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege. No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Bank. No single, partial or full exercise of any rights, remedies, powers and privileges by the Bank shall preclude further or other exercise thereof. No course of dealing between Bank and Borrower shall operate as or be deemed to constitute a waiver of Bank's rights under the Loan Documents or affect the duties or obligations of Borrower.

         12.6 Remedies Cumulative; Consents. The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Bank's favor at law or in equity. Whenever the Bank's consent or approval is required or permitted, such consent or approval shall be at the sole and absolute discretion of Bank.

         12.7 Certain Fees, Costs, Expenses and Expenditures. Borrower agrees to pay on demand all costs and expenses of Bank, including without limitation:

                  (a) all costs and expenses in connection with the preparation, review, negotiation, execution, delivery and administration of the Loan Documents, and the other documents to be delivered in connection therewith, or any amendments, extensions and increases to any of the foregoing (including, without limitation, attorney's fees and expenses, and the cost of appraisals and reappraisals of Collateral), and the cost of periodic lien searches and tax clearance certificates, as Bank deems advisable;

                  (b) all losses, costs and expenses in connection with the enforcement, protection and preservation of the Bank's rights or remedies under the Loan Documents, or any other agreement relating to any Bank Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Bank (including without limitation court costs, attorney's fees and expenses of accountants and appraisers); and

                  (c) any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and all liabilities to which Bank may become subject as the result of delay in paying or omission to pay such taxes.

         In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from security interests or lien (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Bank in its discretion, may make expenditures for such purposes and the amount so expended (including attorney's fees and expenses, filing fees and other charges) shall be payable by Borrower on demand and shall constitute part of the Bank Indebtedness.

         With respect to any amount required to be paid by Borrower under this Section, in the event Borrower fails to pay such amount on demand, Borrower shall also pay to Bank interest thereon at the Default Rate. Borrower's obligations under this Section shall survive termination of this Agreement.

         12.8 Time is of the Essence. Time is of the essence in Borrower's performance of their obligations under the Loan Documents.

13. COMMUNICATIONS AND NOTICES.

         13.1 Communications and Notices. All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, or by telecopy with the original forwarded by first-class mail, in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

           To Borrower:

                            Resource Asset Investment Trust
                            RAIT Partnership, L.P.
                            1845 Walnut Street
                            Philadelphia, PA 19103
                            Attention: Jay J. Eisner
                            Facsimile Number: 215-861-7920

           With a copy to:

                            Ledgewood Law Firm
                            1521 Locust Street
                            Philadelphia, PA 19102-3723
                            Attention: Jeffrey Brotman, Esquire
                            Facsimile Number: 215-735-2513

           To Bank:

                            Sovereign Bank
                            2000 Market Street
                            Philadelphia, PA 19103
                            Attention: Richard Narkiewicz
                            Facsimile Number: 215-568-5948


14. WAIVERS.

         14.1 Waivers. In connection with any proceedings under the Loan Documents, including without limitation any action by Bank in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, Borrower waives:

                  (a) all errors, defects and imperfections in such proceedings;

                  (b) all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

                  (c) all rights to inquisition on any real estate, which real estate may be levied upon pursuant to a judgment obtained under any of the Loan Documents and sold upon any writ of execution issued thereon in whole or in part, in any order desired by Bank;

                  (d) presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Loan Documents, including the Line Note;

                  (e) any requirement for bonds, security or sureties required by statute, court rule or otherwise;

                  (f) any demand for possession of Collateral prior to commencement of any suit; and

                  (g) all rights to claim or recover attorney's fees and costs in the event that Borrower is successful in any action to remove, suspend or enforce a judgment entered by confession.

         14.2 Forbearance. Bank may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to Borrower.

         14.3 Limitation on Liability. Borrower shall be responsible for and Bank is hereby released from any claim or liability in connection with:

                  (a) Safekeeping any Collateral;

                  (b) Any loss or damage to any Collateral;

                  (c) Any diminution in value of the Collateral; or

                  (d) Any act or default of another Person.

         Bank shall only be liable for any act or omission on its part constituting wilful misconduct. In the event that Bank breaches its required standard of conduct, Borrower agrees that Bank's liability shall be only for direct damages suffered and shall not extend to consequential or incidental damages. In the event Borrower brings suit against Bank in connection with the transactions contemplated hereunder and Bank is found not to be liable. Borrower will indemnify and hold Bank harmless from all costs and expenses, including attorney's fees, incurred by Bank in connection with such suit. This Agreement is not

                                      -40
intended to obligate Bank to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of Borrower.

15. SUBMISSION TO JURISDICTION.

         15.1 Submission to Jurisdiction. Borrower hereby consents to the exclusive jurisdiction of any state or federal court located within the Commonwealth of Pennsylvania, and irrevocably agrees that, subject to the Bank's election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and Borrower waives any objection which they may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address set forth in Section 13.1. Borrower hereby irrevocably appoints any officer, trustee, or partner of either of them as their agent for the purpose of accepting service of any process within the Commonwealth of Pennsylvania. Nothing contained in this Section 16.1 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

16. MISCELLANEOUS.

         16.1 Brokers. The transaction contemplated hereunder was brought about and entered into by Bank and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents to Bank that Borrower has not committed Bank to the payment of any brokerage fee or commission in connection with this transaction. Whether any such claim is made against Bank by any broker, finder or agent or any other Person, Borrower agrees to indemnify, defend and hold Bank harmless against any such claim, at Borrower's own cost and expense, including Bank's attorneys' fees. Borrower further agrees that until any such claim or demand is adjudicated in Bank's favor, the amount claimed and/or demanded shall be deemed part of the Bank Indebtedness secured by the Collateral.

         16.2 No Joint Venture. Nothing contained herein is intended to permit or authorize Borrower to make any contract on behalf of Bank, nor shall this Agreement be construed as creating a partnership, joint venture or making Bank an investor in Borrower.

         16.3 Survival. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents or made by or on its behalf in connection with the transactions contemplated here shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Bank or on its behalf and the making by Bank of the loam or advances to Borrower. All statements contained in any certificate, statement or other document delivered by or on behalf of Borrower pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by Borrower.

         16.4 No Assignment by Borrower. Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and Bank shall not be required to lend hereunder except to Borrower as it presently exists.

         16.5 Assignment or Sale by Bank. Bank may sell, assign or participate all or a portion of its interest in the Loan Documents and in connection therewith may make available to any prospective purchaser, assignee or participant any information relative to Borrower in its possession.

         16.6 Binding Effect. This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         16.7 Severability. The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

         16.8 No Third Party Beneficiaries. The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

         16.9 Modifications. No modification of this Agreement or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

         16.10 Holidays. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

         16.11 Law Governing. This Agreement has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth.

         16.12 Integration. The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Bank's rights, powers, remedies and security. The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supercede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties. In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

         16.13 Exhibits and Schedules. All exhibits and schedules attached hereto are hereby made a part of this Agreement.

         16.14 Headings. The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

         16.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         16.16 Waiver of Right to Trial by Jury. BORROWER AND BANK WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER OR BANK WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER AND BANK TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION.

         IN WITNESS WHEREOF, the parties here to have executed this Agreement as of the date first above written.


                                   RESOURCE ASSET INVESTMENT TRUST


                                   By: /s/ Jay J. Eisner
                                      -----------------------------------
                                   Name: Jay J. Eisner
                                   Title: President


                                   RAIT PARTNERSHIP, L.P.

                                   By:  RAIT General, Inc., Sole General
                                        Partner


                                        By: /s/ Jay J. Eisner
                                           ------------------------------
                                        Name: Jay J. Eisner
                                        Title: President


                                   SOVEREIGN BANK


                                   By: /s/ Richard J. Narkiewicz
                                      ------------------------------------
                                   Name: Richard J. Narkiewicz
                                   Title: Vice President